CONTRACT AMENDMENT
INTELLECTUAL PROPERTY, CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

This amendment to the employment contract (the "Amendment") is concluded by and between Coty S.A.S. and Coty S.A.S. whose registered office is located at 14, rue du Quatre Septembre, 75002 Paris, France, (the "Company") and Simona CATTANEO ("the Employee") (hereinafter referred to individually as a "Party" and collectively as the "Parties").

The Company and the Employee have agreed to amend the Employee's employment contract and any amendments thereto (the "Employment Contract") under the conditions specified below.

1.Definitions.

For the purposes of the Endorsement:

a. "Company and/or Group Property" means all Company and/or Group property in the possession, disposal or control of the Employee, including, without limitation and as the case may be: computers, personal computers, laptops, hard disks, memory cards, USB sticks and data in any form (including Company or Group data held on any computer); any home office equipment purchased for or provided to the Employee by the Company; documents, files and records in any form (including originals and copies thereof); mobile phones, iPhones and similar electronic devices; keys, identification and access cards; and any other documents, materials, equipment or other property of the Company and/or the Group.
b."Competitive Entity" means any person or entity engaged or about to engage in any Competitive Activity.
c."Competing Activity" means any commercial, professional or other activity in the field of perfumes, make-up, cosmetics, hygiene and body care and hair products that competes in any way whatsoever with any product, service or activity of the Group for which the Employee has worked or for which he or she has assumed responsibility during the last two (2) years of his or her employment with the Company or the Group.
d."Group" means all the companies directly or indirectly affiliated with the Company and any company with which the Company is directly or indirectly affiliated.
e."Confidential Information" refers to information disclosed to the Employee or acquired, obtained, learned or known by the Employee because of, or in the context of his or her functions within the Company, which is not generally accessible to players in the sector in which the Company operates or established on the basis of information that is accessible to the public or made public, concerning the Company and/or the Group, including, in particular, its activities, products, processes, systems and services, whether existing or under development, its customers, distributors and suppliers. The Confidential Information includes, by way of illustration: Trade Secrets; information concerning the Company's and/or the Group's business plans or the Company's and/or the Group's activities, as carried out and planned; past, current and planned products, processes, systems or services of the Company's Group; technical recordings on laptops; patent applications not yet published; designs of machines,equipment, processes and products, including all related drawings and descriptions; unwritten knowledge and know-how; software, programs and safety information; user manuals; training materials relating to products and services; manufacturing and development processes and related costs; cost of raw materials; selling expenses; delivery costs; production schedules; customer lists; customer preferences, pricing and cost data; customer purchase and other records and information relating to customers, including any compilation thereof; non-publicly available information relating to suppliers and distributors of the Company and/or the Group; tax and financial information; mailing lists; product sales data; territory- related lists; market research; marketing plans; strategic plans; information relating to compensation and benefits; and any confidential and non-publicly available information of third parties entrusted to the Company and/or the Group. Information shall not be deemed to constitute Confidential Information if it becomes publicly available (as evidenced by a publicly available document) other than as a result of unauthorized disclosure, use or act by the Employee or on the Employee's instructions, or by any person receiving such information directly or indirectly from the Employee.
f."Copyrighted Works" means any intellectual work, including software, that the Employee has created alone or with third parties in the course of his/her duties, in connection with the activities of the Company and/or the Group, during the Term of Employment and for a period of one (1) year thereafter.
g."Invention" means any technical creation, technical solution, improvement, technology, formula, composition, process, information system, computer hardware or software, computer application or computer code in the form of source or object code, design, device, biological material or machine, whether patentable or not, as well as all related know-how (i) that is developed by the Employee, alone or with third parties, during the Term of Employment and having a direct or indirect link with the past, present or planned activities of the Company and/or the Group at the time of design or which results from, or is inspired by, any work that the Employee has carried out or could carry out for the Company or (ii) which is designed by the Employee, alone or with third parties, during the period of one (1) year following the end of the Term of Employment, on the basis of Confidential Information.
h."Trade Secret" means any formula, model, device or compilation of exclusive information or know-how, used in the context of the past, present or planned activities of the Company and/or the Group or linked to them and which gives the Company and/or the Group an advantage over its competitors who do not know or do not use this Trade Secret.

2. Confidentiality. Regardless of his or her general obligation of loyalty, the Employee shall refrain, during the period of his or her employment with the Company or at any time thereafter, from disclosing or using, directly or indirectly, in his or her own interest or for the benefit of any third party, any Confidential Information. The Employee acknowledges that because of the value of Confidential Information to the Company and/or the Group, the Employee must take appropriate measures to maintain its confidentiality and must protect it from disclosure or use. The Employee undertakes not to take any documents, items or objects constituting or containing Confidential Information with him/her when he/she leaves the Company and to return such documents, items or objects to the Company prior to his/her departure. To the extent that the Employee is (i) required by law to disclose any Confidential Information, or (ii) requested by an administrative or judicial authority to disclose any Confidential Information, the Employee agrees, to the extent permitted by law, to inform the Company and seek its consent prior to any such disclosure. The obligations set forth in this Article 2 shall survive the termination of the Employment Agreement.

3. Ownership of Rights.

a.As part of his/her duties, the Employee may be required to participate in Works Protected by Copyright at the Company's initiative and under the Company's direction. The Employee acknowledges that these Works Protected by Copyright constitute collective works for which the copyright belongs to the Company in accordance with Article L. 113-5 of the French Intellectual Property Code (CPI).
b.The Employee undertakes to disclose and communicate without delay to the Company all Works Protected by Copyright of which he or she is the author or co-author, but which cannot be classified as a collective work within the meaning of Article L. 113-2 of the CPI. The Employee undertakes to regularize, at the Company's simple request, the transfer to the Company, free of charge, of all the economic rights that he or she may hold over these Works Protected by Copyright. This assignment includes the exclusive right of reproduction by all means and on all formats and media, the exclusive right of representation by all means and all processes, and the exclusive right to adapt and modify the work, including by adding or integrating new elements, throughout the world, for the entire term of the copyrights provided for by the provisions of the CPI and the international conventions in force, as well as their extensions and adaptations.
c.Only the Company shall be entitled to register as a trademark and/or design in any country the Works Protected by Copyright referred to in sections a) and b) of this Article.
d.In accordance with article L. 611-7 of the CPI :
i.the patentable Inventions that may be designed by the Employee in execution of studies or research specifically entrusted to him or her by the Company shall automatically become the property of the Company. The Employee shall then receive additional remuneration in accordance with the conditions set forth in the said Article;

ii.Patentable Inventions which could be conceived by the Employee (i) either in the course of the performance of his or her duties, (ii) or in the field of the Company's activities, (iii) or through the knowledge or use of techniques or means specific to the Company or of data provided by it, will be attributed to the Company if it so wishes. The Employee will then receive a fair price in accordance with the conditions set out in the said article;
e.the Employee undertakes to assign to the Company the Inventions designed by the Employee, alone or with third parties, during the period of one (1) year following the end of the Employment Term, on the basis of Confidential Information. The price will be determined according to the conditions applicable to the fair price defined in article L. 611-7 of the CPI.

4. Assignments and requests. At the request of the Company, during the Term of Employment or at any time thereafter, the Employee shall, at the Company's expense (but without any additional compensation being due to the Employee) : (i) promptly assign to the Company or its designee any right, title or interest which the Employee may have in any Confidential Information, Invention (and any patents resulting therefrom) or Copyrighted Works which has not been automatically assigned to the

Company pursuant to the provisions of Article 3 above; (ii) promptly and fully assist the Company in the preparation and filing of any patents, copyrights, trademarks or other applications for the protection of any Inventions or Copyrighted Works and (iii) promptly execute all legal documents, swear all oaths and take all lawful actions that the Company may require in connection with the protection of any Confidential Information, Inventions or Copyrighted Works.

5. Disclosure of Inventions.

a.The Employee declares that there are no unpatented inventions created or developed by the Employee prior to his/her employment with the Company that relate to the past, present or planned activities of the Company's Group, with the exception of those listed in Appendix A hereto, which (provided that it is shown that they were so created or developed) are excluded from the scope of the Amendment.

b.The Employee agrees to promptly inform the Company of any Inventions, developed by the Employee, alone or with third parties, during the Term of Employment or for a period of one (1) year thereafter, whether or not the Employee believes that they constitute Inventions within the meaning of the Amendment and whether or not the Employee believes that they are patentable.

c.The Company agrees to receive and review Inventions so disclosed by the Employee under this Article 5 on a confidential basis.

6. Return of Company Property. When the Employee leaves the Company's employ for any reason, or at any time at the request of the Company, the Employee shall promptly return to the Company all Company and Group Property. The Employee agrees to notify the Company of any Company or Group Property which cannot be returned to the Company due to loss or destruction.

7. Exclusive. During the performance of the Employment Contract, the Employee shall devote all of his or her work and activities to the Company and shall therefore refrain, without the Company's prior written consent, from engaging in any other professional activity, either for his or her own account or for that of a third party.

8. Non-employment. For a period of 12 months from the date of his or her effective departure from the Company, the Employee shall refrain, directly or indirectly, on his or her own behalf or on behalf of a third party, from soliciting an individual employee or corporate officer of the Company or the Group to offer him or her a job, or from attempting by any means whatsoever to induce any employee of the Company or the Group to terminate his or her functions for the Company or the Group.

9. Non-compete. Given the nature and importance of the functions performed by the Employee within the Company, the information and knowledge that he or she has or may acquire within the Company, his or her training and experience, as well as the particularly competitive situation of the market in which the Company operates, the Employee shall refrain, without the Company's prior written consent, from terminating the Employment Contract by either of the Parties, for any reason whatsoever:

a.to own or acquire directly or indirectly an interest in a company carrying on a business that competes with the Company or one of the Group's companies;

b.to enter the service, in particular as an employee, corporate officer or consultant of a company competing, directly or indirectly, with the activities, services and products of the Company or one of the Group's companies;

c.to create or take over, directly or indirectly, through an intermediary, an activity of the same nature or a similar activity or to collaborate directly or indirectly, in particular as an employee, corporate officer or consultant in such an activity and, more generally, in any activity related to the Company's sector of activity;

d.to solicit or approach, directly or indirectly, any client, business partner of the Company or one of the companies in the Group, or any individual or legal entity having a business relationship with the Company (supplier or other) or with the Group, with which the Employee has been in contact during the 12 months preceding the last day worked by the Employee under the Employment Contract for purposes other than the development of the Company, and in particular for the purpose of encouraging them to cease their business relations with the Company or one of the companies in the Group.

This prohibition of competition is applicable for a period of 6 months from the termination of the Employment Agreement and applies to the following geographical area: all countries for which the Employee has carried out an activity on behalf of the Company in the 24 months preceding the date of termination of the Employment Agreement.

In consideration of this non-competition obligation, the Employee will receive for 6 months a gross monthly indemnity equal to 2/3 of his or her average gross monthly remuneration, calculated on the basis of the basic fixed gross remuneration, as defined by the Employment Contract and received during the last 12 months prior to the notification of the termination.

In the event of a breach of this clause, the Employee shall pay the Company a sum set by mutual agreement at 6 times 2/3 of his/her average gross monthly remuneration, calculated on the basis of his/her basic gross fixed remuneration, as defined by the Employment Contract and received during the last 12 months prior to notification of the termination. The Company will then be released from its commitment to pay the financial consideration.

The payment of this indemnity by the Employee shall not deprive the Company of its right to sue the Employee for compensation for the loss actually suffered and to order, under penalty, the cessation of the competitive activity and the reimbursement of the sums paid by the Company to the Employee pursuant to this non-competition clause.

In accordance with the provisions of the Collective Agreement, the Company may unilaterally remove the non-competition clause during the execution of the Employment Contract, it being specified that, in accordance with the terms of the Collective Agreement, such removal will only take effect if the Employee is not dismissed within one year from the notification of said removal.

In accordance with the provisions of the Collective Agreement, if the Company terminates the Employment Contract, for any reason whatsoever, it may, with the agreement of the person concerned, release him/her in writing from his/her non-competition obligation at the time of notification of the termination. In this case, the monthly indemnity previously provided for will be paid to the Employee for a period of 3 months from the effective termination of the Employee's duties within the Company.

In accordance with the provisions of the Collective Agreement, if the Employee breaches the Employment Contract, he or she must explicitly remind his or her employer in writing of the existence of this non- competition clause. The Company will then have a period of three weeks to discharge the non- competition indemnity provided for above by releasing the Employee in writing from his or her non- competition obligation. In this case, the monthly indemnity previously provided for will be paid to the Employee for a period of 3 months from the effective termination of the Employee's duties within the Company.

In the event of a conventional termination of the Employment Contract, the Employee and the employer may agree on the lifting of the non-competition obligation by an express mention in the termination form.

10. Agreements with Previous Employers. The Employee represents and warrants that, with the exception of the agreements listed in Schedule B attached hereto (copies of which the Employee has provided to the Company), there are no agreements, oral or written, between the Employee and a Previous Employer (or any other third party) involving a non-competition, non-solicitation obligation, or otherwise limiting the Employee's ability to enter into the Amendment or to comply with the terms and conditions of his or her employment with the Company. The Employee further agrees that the Company expects the Employee to respect and protect the confidential information and trade secrets, if any, of his or her previous employers and not to disclose such information to the Company and not to use such information in the course of his or her employment with the Company unless such information is no longer confidential or unless such previous employer (or any other third party) has consented to the Employee's use of such information. The Employee understands and agrees that the Company shall rely upon and accept the accuracy and truthfulness of the Employee's representations and warranties hereunder.

11. Breach of Contract - Notice Period. The Employment Agreement may be terminated by either of the Parties in accordance with the legal and contractual provisions in force and subject to compliance with a notice period of three months (3 months) (the "Notice Period"); it being understood, however, that the Company shall not be required to comply with this notice period if the termination of the Employment Agreement is due to serious or gross negligence on its part. This does not apply during the Trial Period during which the legal and contractual provisions specific to the Trial Period and the related Notice Period will apply.

12. Reasonableness of Restrictions. The Employee acknowledges that in view of the nature of his or her duties, his or her access to Confidential Information of the Company and the Group, as well as his or her relations with customers, prospects, service providers and employees, the restrictions set forth in Articles 7, 8 and 9 of the Amendment are reasonable and necessary to protect the interests of the Company. The Employee further expressly acknowledges that the restrictions provided for herein are neither unreasonable nor overly restrictive and that they are not an obstacle to the Employee's return to a job or remunerated activity in accordance with his/her skills after the termination of the Employment Agreement.

13. Notifications. Notices hereunder shall be delivered in writing by registered mail with return receipt requested, postage prepaid, to the following addresses:

–To the Employee, at the last address known to the Company.

–To the Company, at the address of its registered office, for the attention of the Human Resources Department.

14. Applicable law; Jurisdiction. The Rider shall be governed by French law. All disputes arising from the Rider shall be brought before the competent French courts. The Parties hereby accept the exclusive jurisdiction of said French courts and the service procedure provided for by French law. Each Party irrevocably waives its right to challenge and question the exclusive jurisdiction of the French courts.

15. Waiver. The Company's failure to seek enforcement of any provision of the Rider under any circumstances or for any period of time shall not be construed as a waiver of such provision or of the Company's right to seek enforcement of such provision in the future, subject to the applicable statute of limitations.

16. Autonomy of clauses. If a court finds any part of the Rider to be invalid or unenforceable, the remaining provisions of the Rider shall not be affected thereby and shall remain in full force and effect regardless of the invalid provisions. If the final judgment of a court of competent jurisdiction or other authority finds any of the terms to be invalid or unenforceable, the Parties agree that the court or authority so finding shall have the power to reduce the scope, duration, extent or enforceability of the term or provision, to delete specific words or phrases, or to replace the invalid, void or unenforceable terms or provisions with valid and enforceable terms or provisions that reflect as nearly as possible the intent of the invalid or unenforceable terms or provisions.

17. Entire Endorsement. The Amendment contains the entire agreement of the Parties with respect to its subject matter, and fully replaces all previous agreements, exchanges, or commitments having the same subject matter, whether written or verbal, between the Employee and the Company or any Company of the Group. The other provisions of the Employment Contract remain identical.

18. Copies. The Endorsement is signed in two original copies.

19. Reconnaissance. The Employee acknowledges that he/she has carefully read and fully understood the Rider. The Employee further acknowledges that he/she has had sufficient time to make the decision to sign the Rider and to seek the services of independent counsel if he/she so desires. The Employee further acknowledges that he/she entered into the Amendment voluntarily, knowingly and without compulsion and that neither the Company nor any of its officers, directors, employees, agents or representatives have made any representation contrary to the provisions of the Amendment.

In two original copies Location: Paris
Date: 2 JANUARY 2020

For the Company: Coty SAS

/s/ Robert Garcia

Last name, First name: Garcia Robert

Quality : HR Lead France

Location: Paris
Date: 2 JANUARY 2020

/s/ Simona Cattaneo

The Employee
Last name, First name : CATTANEO Simona